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                                                                      EXHIBIT 11

                       AMERICAN INTERNATIONAL GROUP, INC.

                       COMPUTATION OF EARNINGS PER SHARE
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                   SIX MONTHS                 THREE MONTHS
                                                 ENDED JUNE 30,              ENDED JUNE 30,
                                            ------------------------    ------------------------
                                             1998(a)         1997          1998          1997
                                            ----------    ----------    ----------    ----------
SHARE INFORMATION REFLECTS AN ADJUSTMENT
  ON A PRO FORMA BASIS FOR A COMMON STOCK
  SPLIT IN THE FORM OF A 50 PERCENT COMMON
  STOCK DIVIDEND PAID JULY 31, 1998.
Numerator:
Net income (applicable to common stock)...  $1,828,543    $1,607,430    $  942,011    $  826,495
                                            ==========    ==========    ==========    ==========
Denominator:
Average outstanding shares used in the
  computation of per share earnings:
  Common Stock............................   1,138,682     1,138,689     1,138,682     1,138,689
  Common stock in treasury................     (89,137)      (84,095)      (88,890)      (85,411)
                                            ----------    ----------    ----------    ----------
Average outstanding shares -- basic.......   1,049,545     1,054,594     1,049,792     1,053,278
                                            ----------    ----------    ----------    ----------
Stock options (treasury stock method).....       5,118         4,738         5,114         4,547
Stock purchase plan.......................          97            77            93            74
                                            ----------    ----------    ----------    ----------
Average outstanding shares -- diluted.....   1,054,760     1,059,409     1,054,999     1,057,899
                                            ----------    ----------    ----------    ----------
Net income per share:
  Basic...................................  $     1.74    $     1.52    $     0.90    $     0.78
                                            ----------    ----------    ----------    ----------
  Diluted.................................  $     1.73    $     1.52    $     0.89    $     0.78
                                            ----------    ----------    ----------    ----------

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(a) The number of common shares outstanding as of June 30, 1998 was
    1,050,001,900.
    The number of common shares that would have been outstanding as of June 30, 1998 assuming the exercise or issuance of all potentially dilutive common shares is 1,055,712,757.